Exhibit 1.01

Conflict Minerals Report of American Eagle Outfitters, Inc.

In accord with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of American Eagle Outfitters, Inc. (“The Company”) for calendar year 2023 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”). The intent of this Conflict Minerals Report (“CMR”) is to describe the Company’s due diligence process following Rule 13p-1 requirements.

1.	Design of Due Diligence Measures

The Company’s due diligence process is based on the Organization for Economic Cooperation and Development’s (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements. The Company engaged Assent Compliance, a third-party service provider, to assist in designing and implementing due diligence measures, including supply chain scoping, supplier engagement, data collection and reporting.

2.	Due Diligence Measures Implemented

The Company took the following Due Diligence measures:

Adopt a conflict minerals policy

The Company’s conflict minerals policy is publicly available at https://www.aeo-inc.com/responsible-sourcing, under the Key Sourcing Policies section. It states:

POLICY ON CONFLICT MINERALS LAW COMPLIANCE

I. SCOPE

This policy applies to all American Eagle Outfitters, Inc. (“AEO”) suppliers of branded and co-branded products.

II. BACKGROUND

AEO is committed to ensuring that metals and other minerals contained in its branded and co-branded products are obtained, produced and used in an environmentally and socially responsible manner.

Under the “conflict minerals” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, AEO is required to conduct due diligence regarding its use of four metals: gold, columbite-tantalite (tantalum), cassiterite (tin) and wolframite (tungsten) (collectively, the “Conflict Minerals”) and whether those Conflict Minerals originated in the Democratic Republic of Congo or adjoining countries1 (collectively, the “Covered Countries.”) The goal of these regulations is to end the violent conflict in the region, which has been partially financed by the exploitation and trade of Conflict Minerals originating in the Covered Countries. As a publicly traded company, AEO is required to request certain information from its suppliers and report on its inquiries and due diligence to the U.S. Securities and Exchange Commission.

[1]	Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia

III. POLICY

Each AEO Supplier will be required to provide information each year regarding the origin of any Conflict Minerals that are necessary to the functionality or production of AEO products. This inquiry should be reasonably designed to determine whether any such minerals originated in the Covered Countries or are from recycled or scrap sources. The required information will be collected by AEO via a survey, which will be facilitated by a third party company.

Verification efforts will be led by AEO and/or a designated third party company who will also be available to assist suppliers in their efforts to ensure that AEO products are Conflict Minerals free.

AEO does not ban the use of minerals that originate in the Covered Countries. However, suppliers must be able to show proof that the minerals can be traced back to registered conflict-free smelters.

In the event that our suppliers have a reason to believe that Conflict Minerals used in AEO products may have originated in the Covered Countries, we will assist in performing due diligence on our supply chain in a manner consistent with the guidance issued by the Organization for Economic Cooperation and Development (“OECD”) to ensure that they are Conflict Minerals free.

For more information on the OECD guidelines, please visit https://www.oecd.org/daf/inv/mne/OECD-Due-Diligence-Guidance-Minerals-Edition3.pdf.

Assemble an internal team to support supply chain due diligence

The management of our Conflict Minerals policy lies within our Responsible Sourcing department. The Responsible Sourcing team worked closely with Assent Compliance to design and implement the diligence activities surrounding our minerals supply chain. Additional oversight and input was provided by our Conflict Minerals cross-functional team, which includes representatives from our Finance, Legal, and Internal Audit departments.

Establish a system of controls and transparency over the mineral supply chain

To provide transparency within the Company’s mineral supply chains and to facilitate communication of policies and expectations, the Company engaged Assent Compliance to complement internal management processes. Assent Compliance’s online system is used to identify suppliers in our mineral supply chains and the relationships between them, collect, store and review information on 3TG mineral sourcing practices, track information on smelters and refiners (“SORs”), and flag risks based on SOR sourcing practices. This system utilized the Conflict Minerals Reporting Template (“CMRT”) 6.31 or higher for data collection. This system is designed to allow collection and storage of data on supply chain circumstances, which can be updated to reflect changing realities within the supply chain, such as new customer-supplier relationships, new products, etc.

Assent Compliance helped us to engage with our manufacturing suppliers as part of its Conflict Minerals management system. Engagement consisted of multiple communication outreaches to educate suppliers on our expectations for sourcing and Conflict Minerals policy, and the SEC Rule 13p-1 rule requirements.

Supplier engagement followed these steps:

1)

All applicable tier 1 apparel and non-apparel suppliers that shipped product to AEO during the 2023 calendar year were included in the supplier engagement process. Contact information for in-scope suppliers was provided to Assent for upload into their online platform.

2)

Assent requested that the suppliers complete a CMRT. Suppliers are able to leverage Assent’s team of supplier support specialists to ensure they receive appropriate support and understand how to properly file a CMRT. Assent monitored and tracked all communications for future reporting and transparency.

3)	Suppliers that responded as being out of scope of the reporting requirements were removed from the survey process upon review.

4)

Non-responsive suppliers were contacted a minimum of 3 times. If the supplier remained unresponsive, then additional communication attempts were conducted in order to determine why a response was not provided and to offer assistance in completing the request.

Supplier responses were evaluated for plausibility, consistency, and gaps both in terms of which products were stated to contain or not contain necessary 3TG minerals, as well as the origin of those materials. Additional supplier outreach was conducted to address issues including implausible statements regarding no presence of 3TG minerals, incomplete data on CMRTs, responses that did not identify smelters or refiners, responses which indicated sourcing location without complete supporting information from the supply chain, and organizations that were identified as smelter or refiners, but not verified as such through further analysis and research.

A total of 164 suppliers were identified through the filtering procedures described above as being in-scope for conflict mineral regulatory purposes and were contacted by Assent as part of the “reasonable country of origin inquiry” (“RCOI”) process. The survey response rate among these suppliers was 54%. 11 suppliers responded yes as to having one or more of the 3TG minerals as necessary to the functionality or production of the products they produce. The Company has not received sufficient additional information from the responding suppliers to determine the origin of all of their 3TG minerals. We will continue our due diligence efforts in this regard.

SORs were matched against the Responsible Minerals Initiative’s (RMI) Standard Smelter List. SORs sourcing practices and “conflict-free” sourcing statuses were cross-referenced with the RMI’s Responsible Minerals Assurance Process (“RMAP”), which includes cross-recognized programs with the London Bullion Market Association (“LBMA”) Good Delivery Program and the Responsible Jewelry Council Chain of Custody Certification.

Since most of the CMRTs we received from our suppliers were made on a company level, rather than on a product or user-defined scope, we are not able to identify which smelters or refiners listed on Appendix A actually processed the 3TGs contained in our products. Therefore, our list of processing smelters and refiners disclosed in Appendix A may contain more facilities than those that actually processed the conflict minerals contained in our products.

Set forth below is the list of SORs identified in our supply chain so far and their conflict-free status*:

Appendix A

Metal	Smelter Name	Smelter ID	RMAP Audit Status
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CID002180	Conformant
Tin	PT Timah Tbk Mentok	CID001482	Conformant
Gold	Metalor Technologies S.A.	CID001153	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	CID000707	Conformant
Tin	China Tin Group Co., Ltd.	CID001070	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	Conformant
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	N/A
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	Conformant
Tantalum	Resind Industria e Comercio Ltda.	CID002707	Conformant
Gold	Aida Chemical Industries Co., Ltd.	CID000019	Conformant
Gold	Agosi AG	CID000035	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	CID000058	Conformant
Gold	Argor-Heraeus S.A.	CID000077	Conformant
Gold	Asahi Pretec Corp.	CID000082	Conformant
Gold	Asaka Riken Co., Ltd.	CID000090	Conformant
Gold	Aurubis AG	CID000113	Conformant
Gold	Boliden AB	CID000157	Conformant
Gold	C. Hafner GmbH + Co. KG	CID000176	Conformant
Gold	CCR Refinery—Glencore Canada Corporation	CID000185	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	Conformant
Gold	Chimet S.p.A.	CID000233	Conformant
Gold	Chugai Mining	CID000264	Conformant
Tin	Alpha	CID000292	Conformant

Gold	Dowa	CID000401	Conformant
Tin	Dowa	CID000402	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	CID000425	Conformant
Tin	EM Vinto	CID000438	Conformant
Tin	Fenix Metals	CID000468	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	N/A
Gold	Heimerle + Meule GmbH	CID000694	Conformant
Gold	Heraeus Germany GmbH Co. KG	CID000711	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	Conformant
Gold	Istanbul Gold Refinery	CID000814	Conformant
Gold	Asahi Refining USA Inc.	CID000920	Conformant
Gold	Asahi Refining Canada Ltd.	CID000924	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942	N/A
Gold	Kennecott Utah Copper LLC	CID000969	Conformant
Gold	Kojima Chemicals Co., Ltd.	CID000981	Conformant
Gold	LS-NIKKO Copper Inc.	CID001078	Conformant
Gold	Matsuda Sangyo Co., Ltd.	CID001119	Conformant
Tin	Metallic Resources, Inc.	CID001142	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Conformant
Gold	Metalor USA Refining Corporation	CID001157	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	CID001161	Conformant
Tin	Mineracao Taboca S.A.	CID001173	Conformant
Tin	Minsur	CID001182	Conformant

Gold	Mitsubishi Materials Corporation	CID001188	Conformant
Tin	Mitsubishi Materials Corporation	CID001191	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231	Conformant
Gold	Nihon Material Co., Ltd.	CID001259	Conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325	Conformant
Tin	Operaciones Metalurgicas S.A.	CID001337	Conformant
Gold	MKS PAMP SA	CID001352	Conformant
Tin	PT Artha Cipta Langgeng	CID001399	Conformant
Tin	PT Babel Inti Perkasa	CID001402	Conformant
Tin	PT Babel Surya Alam Lestari	CID001406	Conformant
Tin	PT Bukit Timah	CID001428	Conformant
Tin	PT Mitra Stania Prima	CID001453	Conformant
Tin	PT Prima Timah Utama	CID001458	Conformant
Tin	PT Refined Bangka Tin	CID001460	Conformant
Tin	PT Sariwiguna Binasentosa	CID001463	Conformant
Tin	PT Stanindo Inti Perkasa	CID001468	Conformant
Tin	PT Timah Tbk Kundur	CID001477	Conformant
Tin	PT Tinindo Inter Nusa	CID001490	Conformant
Gold	Rand Refinery (Pty) Ltd.	CID001512	Conformant
Gold	Royal Canadian Mint	CID001534	Conformant
Tin	Rui Da Hung	CID001539	Conformant
Gold	Solar Applied Materials Technology Corp.	CID001761	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Conformant
Tin	Thaisarco	CID001898	Conformant

Gold	Shandong Gold Smelting Co., Ltd.	CID001916	Conformant
Gold	Tokuriki Honten Co., Ltd.	CID001938	Conformant
Gold	United Precious Metal Refining, Inc.	CID001993	Conformant
Gold	Valcambi S.A.	CID002003	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	CID002030	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036	Conformant
Gold	Yokohama Metal Co., Ltd.	CID002129	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	Conformant
Gold	SAFINA A.S.	CID002290	Conformant
Tin	PT ATD Makmur Mandiri Jaya	CID002503	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	CID002517	Conformant
Tin	PT Cipta Persada Mulia	CID002696	Conformant
Tin	Aurubis Beerse	CID002773	Conformant
Tin	Aurubis Berango	CID002774	Conformant
Gold	WIELAND Edelmetalle GmbH	CID002778	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	Conformant
Tin	PT Menara Cipta Mulia	CID002835	Conformant
Gold	Degussa Sonne / Mond Goldhandel GmbH	CID002867	Outreach Required
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116	Conformant
Tin	PT Bangka Serumpun	CID003205	Conformant
Tin	Tin Technology & Refining	CID003325	Conformant
Tin	PT Rajawali Rimba Perkasa	CID003381	Conformant
Tin	Luna Smelter, Ltd.	CID003387	Conformant
Tin	CRM Synergies	CID003524	Conformant
Tin	Fabrica Auricchio Industria e Comercio Ltda.	CID003582	Conformant

*

Conflict-free status refers to the facility’s RMI audit status. Smelters that are Conformant to RMAP assessment protocols are considered DRC conflict-free. Factories that are not listed as “Conformant” are included in extra due diligence outreach steps throughout the program timeline. These designations are current as of May 30, 2024.

Report findings to senior management

All supply chain assessment findings are reported to American Eagle Outfitters’ EVP - Chief Supply Chain Officer

Devise and adopt a risk management plan

In addition to the system of controls previously described in this report, we have put in place several procedures to help mitigate the risk of Conflict Minerals entering our supply chain. First, our Conflict Minerals policy is listed in our Corporate Vendor Manual, which our suppliers agree to adhere to when they sign our master purchase agreement. The master purchase agreement is required of each supplier before any production can begin. The Corporate Vendor Manual is available to our suppliers through our Bamboo Rose sourcing system and is updated on a semi-annual basis.

Our suppliers are further reminded of this policy through emails from the Company and through the suppliers’ interaction with Assent Compliance.

In the event that 3TG minerals used in AEO products have been sourced in the DRC or surrounding areas, we work with the supplier to ensure that the minerals are sourced from registered conflict free smelters or are eliminated from use.

3. Steps to Improve Due Diligence

The Company will endeavor to continuously improve upon its supply chain due diligence efforts via the following measures:

•	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as RMI’s Responsible Minerals Assurance Process (“RMAP”); and

•	Contact smelters identified as a result of the RCOI process and request their participation in obtaining a “conflict free” designation from an industry program such as the RMAP audit program.

4. Product Determination

Based upon its RCOI and due diligence efforts, the Company has been unable to determine the origin of all of the 3TG minerals used in its products.